Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-187801) and related Prospectus of Cyclacel Pharmaceuticals, Inc. for the registration of common stock, preferred stock, warrants to purchase common stock, debt securities, rights and purchase contracts to purchase common stock and units and to the incorporation by reference therein of our report dated April 1, 2013, with respect to the consolidated balance sheet as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2012 and the period from August 13, 1996 (inception) to December 31, 2012 of Cyclacel Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

MetroPark, New Jersey
April 18, 2013